Exhibit (l)(2)


                               PURCHASE AGREEMENT

     AGREEMENT dated this __ day of _________, ____, by and between Allegiant Advantage Fund (the "Trust"), a Massachusetts business trust, and Professional Funds Distributor, LLC ("PFD").

          1. The Trust hereby offers PFD and PFD hereby purchases one each of the following classes and series of shares of beneficial interest (no par value per share) representing interests in the Trust's Institutional Government Money Market Fund and Institutional Treasury Money Market Fund at a price of $1.00 per share (collectively known as "Shares"):

     NAME OF CLASS OF SHARES

     Allegiant Advantage Institutional Government Money Market Fund - Institutional Shares

     Allegiant Advantage Institutional Government Money Market Fund - Advisor Shares

     Allegiant Advantage Institutional Government Money Market Fund - Service Shares

     Allegiant Advantage Institutional Treasury Money Market Fund - Institutional Shares

     Allegiant Advantage Institutional Treasury Money Market Fund - Advisor
Shares

     Allegiant Advantage Institutional Treasury Money Market Fund - Service
Shares

          2. PFD hereby acknowledges receipt of one Share of each class and series listed above. The Trust hereby acknowledges receipt from PFD of funds in the amount of $1.00 for each such Share.

          3. PFD represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          4. The names "Allegiant Advantage Fund" and "Trustees of Allegiant Advantage Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of May 18, 1993 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Allegiant Advantage Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the ____ day of _________, ____.

                                        ALLEGIANT ADVANTAGE FUND

Attest:


                                        By:
-------------------------------------       ------------------------------------
                                            Title:
                                                   -----------------------------


                                        PROFESSIONAL FUNDS DISTRIBUTOR, LLC

Attest:


                                        By:
-------------------------------------       ------------------------------------
                                            Title:
                                                   -----------------------------


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